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                                                                     EXHIBIT 2.1


                           PURCHASE AND SALE CONTRACT

1. PARTIES

This Purchase and Sale Contract ("Contract") is made between FINANCIAL CENTER, INC., a Texas corporation ("FCI") and FCLT TOWER, L.P., a Texas limited partnership ("FCLT") (collectively and jointly and severally "Sellers"), and Parkway Properties FCT Limited Partner LP, a Delaware limited partnership ("PPFCTLP"), and Parkway Properties FCT General Partner, Inc., a Delaware corporation ("PPFCTGP") (collectively and jointly and severally "Purchaser").

2. TERMS DEFINED

When used in this Contract, the following term terms shall have the meaning set forth below:

         2.1.     "ADA" shall have the meaning set forth in Section 6.1.2.18.

         2.2. "Assignments of Partnership Interest" means the two Assignments of Partnership Interest in the forms attached hereto as Exhibits A-1 and A-2.

         2.3.     "Broker" shall have the meaning set forth in Section 12.

         2.4.     "Business Day" shall have the meaning set forth in Section
                  15.12.

         2.5.     "Closing" shall have the meaning set forth in Section 9.1.

         2.6.     "Closing Certificate" shall have the meaning set forth in
                  Section 9.2.1.3.

         2.7.     "Closing Date" shall have the meaning set forth in Section
                  9.1.

         2.8. "Consulting Agreement" means the Agreement dated November 1, 2001 by and between Property Manager and FirstCity, as amended.

         2.9.     "Contract" shall have the meaning set forth in Section 1.

         2.10.    "Contract Rights" shall have the meaning set forth in Section
                  3.5.

         2.11.    "Earnest Money" shall have the meaning set forth in Section
                  4.4.

         2.12.    "Effective Date" shall have the meaning set forth in Section
                  18.

         2.13.    "Environmental Law" shall have the meaning set forth in
                  Section 7.1.13.

         2.14. "Escrow Agreements" mean the Construction Work Pledge and Security Agreement and the Tenant Improvement Pledge and Security Agreement dated January 7, 2003 by and between the Partnership and TIAA.

         2.15.    "Estoppel Certificates" shall have the meaning set forth in
                  Section 7.6.5.

         2.16.    "FCI" means Financial Center, Inc., a Texas corporation.



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         2.17.    "FCI Partnership Interest" means the .67% general partner
                  interest of FCI in the Partnership.

         2.18.    "FCLT" means FCLT Tower, L.P., a Texas limited partnership.

         2.19. "FCLT Partnership Interest" means the 66% limited partner interest of FCLT in the Partnership.

         2.20. "FCLT Corp." means FCLT Tower Asset Corp., a Texas corporation being the sole general partner of FCLT.

         2.21. "FirstCity Entities" and also "FirstCity" mean collectively, FCI, FCLT, and FCLT Corp.

         2.22. "Garage" shall mean the 11-story, 2,083 automobile parking garage located on the Land.

         2.23.    "Ground Lease" shall have the meaning set forth in Section
                  3.1.2.

         2.24.    "Hazardous Substances" shall have the meaning set forth in
                  Section 7.1.13.

         2.25. "Independent Contract Consideration" shall have the meaning set forth in Section 4.5.

         2.26.    "Improvements" shall have the meaning set forth in Section
                  3.2.

         2.27.    "Land" shall have the meaning set forth in Section 3.1.

         2.28.    "Leases" shall have the meaning set forth in Section 3.4.

         2.29. "Leasing Agent" means Colvill Office Properties, L.P., a Texas limited partnership whose principal is Robert "Chip" Colvill.

         2.30.    "Leasing Agreement" shall have the meaning set forth in
                  Section 3.5.2.

         2.31. "Lease Proposals" shall be those outstanding lease proposals listed on Exhibit B which the Partnership has made to potential and existing tenants of the Project.

         2.32. "MEP Obligation" means the obligation to make improvements identified in the MEP Report described in Section 6.1.2.19 pursuant to terms of the Escrow Agreements.

         2.33.    "Mortgage" shall have the meaning set forth in Section 3.9.

         2.34.    "Net Asset Adjustment" shall have the meaning set forth in
                  Section 9.4.2.1.

         2.35.    "Operating Contracts" shall have the meaning set forth in
                  Section 3.5.7.

         2.36.    "Original Survey" shall have the meaning set forth in Section
                  5.3.



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         2.37.    "Partnership" means FC Tower Property Partners, L.P., a Texas limited partnership.

         2.38. "Partnership Agreement" means that certain Limited Partnership Agreement of FC Tower Property Partners, L.P. dated December 19, 1994, by and among Financial Center, Inc, FCB Real Estate Services, Inc., UIDC Management, Inc. and UIDC of Texas Co. as amended.

         2.39. "Partnership Interests" means the FCI Partnership Interest and the FCLT Partnership Interest, together and separately.

         2.40. "Partner Loans" means the loans made dated December 19, 1997 in the principal amount of Five Million Three Hundred Four Thousand Five Hundred Seventy-Five and 14/100 Dollars ($5,304,575.14) from the FirstCity Entities to the Partnership as a result of the re-financing of the primary mortgage with TIAA, including all interest accruing through the date of Closing at 12% simple interest per annum. Balance of this Partner Loan (including interest) will be Eight Million Seven Hundred Seventy-Five Thousand Seventy-Five and 26/100 Dollars ($8,775,075.26) on June 1, 2003.

         2.41.    "Permits" shall have the meaning set forth in Section 3.7.

         2.42.    "Property" shall have the meaning set forth in Section 3.

         2.43. "Property Management Agreement" shall have the meaning set forth in Section 3.5.1.

         2.44. "Property and Partnership Information" shall have the meaning set forth in Section 6.1.

         2.45. "Property Manager" means Insignia/ESG, Inc., a Delaware corporation as the property manager pursuant to that certain Management Agreement dated November 1, 2001.

         2.46. "Project Commitments" means those construction and tenant remodel projects listed on Exhibit D.

         2.47.    "Purchase Price" shall have the meaning set forth in Section
                  4.2.

         2.48.    "Purchaser" shall have the meaning set for in Section 1.

         2.49.    "Real Property" shall have the meaning set forth in Sections
                  3.1 and 3.2.

         2.50.    "Rent Roll" shall have the meaning set forth in Section 3.4.

         2.51.    "Required Consents" shall have the meaning set forth in
                  Section 6.3.



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         2.52.    "Revised Title Commitment" shall mean the Title Commitment as revised pursuant to the terms of Section 7.6.17.

         2.53.    "Scheduled Assets" shall have the meaning as set forth in
                  Section 9.4.1.2.

         2.54.    "Scheduled Liabilities" shall have the meaning set forth in
                  Section 9.4.1.3.

         2.55. "TIAA" means Teachers Insurance and Annuity Association of New York.

         2.56. "TIAA Documents" means all documents referenced on Exhibit O attached hereto which evidence or secure that certain indebtedness by the Partnership to TIAA in the aggregate original principal amount of Ninety-Three Million Dollars ($93,000,000.00) evidenced by a Promissory Note dated December 18, 1997 and further described in Section 3.9 and including the Escrow Agreements.

         2.57. "Title Commitment" shall have the meaning set forth in Section 5.1.1.

         2.58.    "Title Company" shall have the meaning set forth in Section
                  4.4.

         2.59. "Title Exceptions" shall have the meaning set forth in Section 5.1.1.

         2.60.    "Title Policy" shall have the meaning set forth in Section
                  9.2.2.

         2.61. "Tower Building" shall mean the 49-story office building containing approximately 1,333,312 square feet of leasable area located on the Land.

         2.62. "Tower Lobby and Plaza Obligation" shall have the meaning set forth in the Lease with Vinson & Elkins.

         2.63. "UIDC Acknowledgment Letter" means the letter attached as Exhibit C.

         2.64. "UIDC Estoppel Certificate" shall have the meaning set forth in Section 7.6.6.

         2.65. "UIDC Parties" means UIDC Management, Inc., an Illinois corporation, and UIDC of Texas Co, an Illinois general partnership.

         2.66.    "Updated Survey" shall have the meaning set forth in Section
                  5.3.

3. PARTNERSHIP PROPERTY

The real and personal property which are owned by the Partnership as of the date of this Contract (the "Property") are described as follows:

         3.1. Land. The interest both fee simple and leasehold, as described in Section 3.1.1 and Section 3.1.2 below in and to certain tracts of land situated in City of Houston, Harris County, Texas and described more particularly in Exhibit E attached hereto (collectively, the "Land").



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                  3.1.1.   Fee Simple Interest. Block 135 (except for that
                           portion of the Land subject to the McCall Ground Lease) and Block 253, of the South Side of Buffalo Bayou.

                  3.1.2. McCall Ground Lease. Interest as lessee created by that certain Amendment to Lease Agreement dated May 1, 1978, covering a portion of the Land by and between The McCall Trust of January 1, 1958 as Landlord and First City National Bank of Houston as Tenant, including all subsequent amendments thereto relating to approximately 12,137 square feet situated in block 135 of the South Side of Buffalo Bayou in downtown Houston, being the northeast corner of the block where the building is situated (collectively, the Amendment to Lease Agreement and all amendments thereto are referred to as the "Ground Lease").

                  3.1.3. Rights and Appurtenances. Rights and appurtenances owned by the Partnership pertaining to the Land, including, without limitation, any such right, title, or interest in and to adjacent streets, roads, alleys, tunnels, sky walks, easements, and rights-of-way.

         3.2. Improvements. The Tower Building and the Garage and all other improvements, fixtures, and structures on the Land, except for fixtures owned by tenants and fixtures owned by utility companies and except for fixtures owned by other third parties as listed on Schedule 3.2 (collectively, the "Improvements").

Land and Improvements together may from time to time be called (the "Real Property").

         3.3. Personal Property. All of the following (except to the extent owned by tenants, and to the extent owned by utility companies and except for personal property owned by other third parties as listed on Schedule 3.3 and excluding the personal property described in Section 3.3.9 below) (collectively referred to herein as the "Personal Property"):

                  3.3.1. mechanical systems, control systems, fixtures, and equipment comprising a part of or attached to or located upon the Improvements,

                  3.3.2. equipment, machinery, tools, and spare parts located on the Real Property and used in connection with the Improvements,

                  3.3.3. site plans, survey plans and specifications, marketing materials and floor plans in the Partnership's possession which relate to the Real Property,

                  3.3.4.   pylons and other signs located on the Real Property,

                  3.3.5. furniture and furnishings located in the management office and common areas of the Improvements subject to 3.3.9 below.



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                  3.3.6.   building directories, posters, signage, and other
                           graphics located in the Improvements,

                  3.3.7. shelving, partitions, doors, door jams, wall coverings, drywall, paint, lights, ceiling tiles, ceiling grid, decorative stone, and all other fixtures whether installed or stacked in inventory, and

                  3.3.8. keys, stoves, refrigerators, ice makers, telephones, switchboards, fixtures, telex and fax machines, computers, and other machinery or appliances, located in the management office or vacant space within the Improvements.

                  3.3.9. Purchaser understands that the Partnership does not own the fabrics, paintings, or framed prints hanging in the lobby of the Tower Building and that they are and shall remain the property of the First City Liquidating Trust and therefore are not included in the definition of the Personal Property herein. The First City Liquidating Trust has the right and after the Closing shall retain the rights to remove such items at any time in its sole discretion. Purchaser understands that the Henry Moore sculpture situated in the south building lobby belongs to Jim Elkins, Jr. and is on display by mutual consent of Mr. Elkins and the Partnership.

         3.4. Lease Rights. The Partnership's interest in leases and rental agreements with tenants occupying space in the Tower Building (the "Leases"), and any guaranties applicable thereto and all security deposits, advance rental, letters of credit, or like payments, if any, held by the Partnership in connection with the Leases. A rent roll listing all Leases is attached as Exhibit H (the "Rent Roll").

         3.5. Contract Rights. The Partnership has an interest in the following contract rights (collectively, the "Contract Rights") related to the Land, Improvements, Personal Property or Leases as well as those listed on Exhibit I:

                  3.5.1. Property Management Agreement dated November 1, 2001, by and between the Partnership and Property Manager ("Property Management Agreement"),

                  3.5.2. Leasing Agreement dated November 1, 2001, by and between the Partnership and Leasing Agent ("Leasing Agreement"),

                  3.5.3. contracts relating to the tunnels and skywalks connecting with the Improvements,

                  3.5.4. Lease Agreement dated April 24, 1979, by and between HCV-II Venture, as tenant and UIDC of Texas, Inc., predecessor to the Partnership, as Landlord in which the Partnership leases approximately 732 parking spaces in the Garage to tenant (now Crescent Real Estate Equities Limited Partnership),



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                  3.5.5.   contracts relating to the management of the Garage,

                  3.5.6. Air Rights Lease dated February 13, 1981 originally between The Houston Center Athletic Club Venture and UIDC of Texas, Inc. pertaining to the Downtown Club at Houston Center,

                  3.5.7. other operating contracts including janitorial, maintenance, construction, architectural, parking, energy, supply and service contracts, warranties, guarantees and bonds and other agreements related to the Real Property, Personal Property, or Leases as listed on Exhibit I (collectively, the "Operating Contracts").

         3.6. Property Design Rights. The Partnership's rights to design drawings, sepias, renderings, construction drawings, plans, and details pertaining to the Tower Lobby and Plaza Project as created by Morris Architects.

         3.7. Permits. Permits, licenses, certificates of occupancy, and governmental approvals that relate to the Real Property, Personal Property, Leases, Contract Rights or Operating Contracts (collectively, the "Permits").

         3.8. Goodwill and Intellectual Property Rights. The Partnership's rights to the use of tradenames or trademarks used in connection with the Property, including the name "First City Tower" (but the Partnership does not have any other rights to use the name "First City" or any derivatives or variations thereof) and any goodwill related to the Property.

         3.9. Mortgage. The Property is subject to a loan from TIAA, and is secured by the Mortgage Consolidation, Modification and Restatement Agreement dated December 18, 1997, filed in the office of the County Clerk of Harris County, Texas under Clerk's File No. S783594 (together with all advances, increases, amendments or consolidations, the "Mortgage") and the Consolidation, Modification and Restatement of Assignment of Leases and Rents filed in the office of the County Clerk of Harris County, Texas under Clerk's File No. S783595, assigning to Lender the Leases and all rent, additional rent and other sums payable by Tenant under the Leases.

4. PURCHASE AND SALE OF THE PARTNERSHIP INTERESTS

         4.1. Purchase and Sale. FCI agrees to assign the FCI Partnership Interest to PPFCTGP and PPFCTGP agrees to accept the FCI Partnership Interest from FCI, free and clear from all liens, encumbrances, security interests, claims or options (subject, however, to the terms and conditions of the Partnership Agreement and the provisions of Section 19 hereof), all upon the terms, covenants and conditions set forth in this Contract. FCLT agrees to assign the FCLT Partnership Interest to PPFCTLP and PPFCTLP agrees to accept the FCLT Partnership Interest from FCLT, free and clear from all liens, encumbrances, security interests, claims or options (subject, however, to the terms and conditions of the Partnership



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                  Agreement and the provisions of Section 19 hereof), all upon the terms, covenants and conditions set forth in this Contract.

         4.2. The "Purchase Price" (herein so called) for the Partnership Interests shall be Twenty-Nine Million and No/100 Dollars ($29,000,000.00), adjusted pursuant to Section 9.4 hereof. The Purchase Price will be paid by Purchaser to Sellers in cash, federal funds, cashier's or certified check, or other funds immediately available in Houston, Texas at the Closing (hereinafter defined).

         4.3. Assignment of Partnership Interest. As part of the Closing, FCI and FCLT shall assign and transfer the Partnership Interests on the Closing Date pursuant to the Assignments of Partnership Interest.

         4.4. Earnest Money and Title Company. Upon the execution of this Contract by all parties hereto, Purchaser will deposit with Partners Title Company, 712 Main Street, Suite 2000E, Chase Bank Building, Houston, Texas 77002-3218, Attention: Reno Hartfiel (the "Title Company") as "Earnest Money" (herein so called), the amount of Five Hundred Thousand Dollars ($500,000.00). The Title Company will immediately deposit the Earnest Money when received in an interest bearing account at a bank acceptable to both Purchaser and Sellers, the earnings from which will accrue to the benefit of the party entitled to receive the Earnest Money under this Contract. If Purchaser fails to timely deposit the Earnest Money with the Title Company as required herein, then such shall be a material breach of this Contract, entitling Sellers to exercise its rights under Sections 10.2 and 10.3.

                  4.4.1. Application of Earnest Money. In the event that this transaction is consummated, all Earnest Money and interest thereon will be applied in partial satisfaction of the Purchase Price. If, however, this transaction is not consummated, the Earnest Money and all interest thereon will be delivered to Sellers or returned to Purchaser by the Title Company as elsewhere provided in this Contract.

         4.5. Independent Contract Consideration. Upon the execution of this Contract by all parties hereto, Purchaser will deliver to Sellers the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Sellers' execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Contract, and is nonrefundable in all events.

         4.6. UIDC Acknowledgment Letter. Upon the execution hereof, Purchaser has executed and delivered to Sellers for delivery to the UIDC Parties the UIDC Acknowledgment Letter.



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5. TITLE AND SURVEY

         5.1. Title Commitment and Documents. Sellers have delivered the following to Purchaser:

                  5.1.1. A current Commitment for Title Insurance (the "Title Commitment") issued in the amount of One Hundred Twenty-Seven Million Six Hundred Eighty-Eight Thousand Two Hundred Seventy-Seven Dollars ($127,688,277) by the Title Company, on behalf of Commonwealth Title Insurance Company and such other underwriters as Purchaser and Sellers shall approve setting forth the state of title to the Land and Improvements, including a list of all liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral or otherwise), conditions, restrictions, options, conditional sale contracts, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way, encroachments, overlaps, or other outstanding claims, interests, estates, or equities of record which affect title to the Land and Improvements which would appear in an owner's title policy if one were issued, including without limitation, the Ground Lease (collectively, such items as reflected in the Revised Title Commitment are referred to as the "Title Exceptions"), and

                  5.1.2. true, correct, and legible copies of all instruments that create or evidence Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment.

The Revised Title Commitment will contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to the Partnership in the amount of One Hundred Twenty-Seven Million Six Hundred Eighty-Eight Thousand Two Hundred Seventy-Seven Dollars ($127,688,277), insuring the title to the Land and Improvements as is specified in the Revised Title Commitment, with the standard printed exceptions (and modified in accordance with Section 9.2.2 hereof).

         5.2. UCC Searches. Purchaser shall obtain searches of the Uniform Commercial Code Records of the Secretary of State of Texas under the name of the Partnership and Sellers and searches for UCC, federal, and state tax liens, state liens, and judgment liens in Harris County, Texas, and a litigation search as defendants and a bankruptcy search for the districts and courts in Harris County under the name of the Partnership and Sellers as Purchaser deems necessary or appropriate and to the extent those searches reflect any facts or interests which contradict representations of Sellers, Purchaser shall promptly notify Sellers of such facts or interests.

         5.3. Survey. Sellers have delivered to Purchaser an as-built, on the ground survey (the "Original Survey") prepared by Clark Surveying Company, dated December 11, 1997, which Purchaser has caused to be updated at the cost of Purchaser.



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                  Purchaser has received an updated Survey on April 18, 2003 which was dated April 17, 2003 (the "Updated Survey").

         5.4. Permitted Exceptions. For purposes of this Contract, the term "Permitted Exceptions" will mean the Leases, the McCall Ground Lease, the TIAA Documents and all Title Exceptions.

6. DUE DILIGENCE

         6.1. Items to be Delivered by Sellers. Sellers have made available to Purchaser at the offices of Sellers in Houston, Texas, or at the offices of the Property Manager for Purchaser's review the following items (collectively, the "Property and Partnership Information"):

                  6.1.1.  Partnership Information.

                          6.1.1.1. Partnership Agreement. A true and complete copy of the Partnership Agreement.

                          6.1.1.2. Consulting Agreement. A true and complete copy of the Consulting Agreement.

                          6.1.1.3. Partnership Tax Returns. True and complete copies of IRS form 1065 Partnership Tax Returns for the Partnership from 1999 including forms K-1 for the FirstCity Entities.

                          6.1.1.4. Partnership Capital Schedule. True and complete copy of schedule reflecting annual changes to partners' capital accounts from 1995 to the Effective Date.

                  6.1.2.  Property Information.

                          6.1.2.1. Property Management Agreement. True and complete copy of that certain Property Management Agreement by and between the Partnership and Property Manager, dated November 1, 2001, and all modifications, supplements, or amendments thereto, if any.

                          6.1.2.2. Leasing Agreement. True and complete copy of that certain Leasing Agreement dated November 1, 2001, by and between the Partnership and Leasing Agent and all amendments thereto, if any.

                          6.1.2.3. Operating Contracts. True and complete copies of any written Operating Contracts currently existing, including all modifications, supplements or amendments, and shall provide to Purchaser a list of all unwritten Operating Contracts, if any, including all material terms thereof.



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                          6.1.2.4.     Operating Contract Schedule. A true and
                                       complete list of all Operating Contracts stating the name(s) of the parties to each Operating Contract, and a general description of the service(s) rendered or to be rendered or the goods supplied or to be supplied under each such Operating Contract and the term of each contract.

                          6.1.2.5. Leases. True and complete copies of all Leases, rental deposit agreements, subleases, licenses, occupancy agreements, lease guaranties, and any other agreements relating to use or occupancy of the Property and all modifications, supplements, or amendments thereto, if any.

                          6.1.2.6. Partnership Obligations. List of all unpaid or outstanding obligations or liabilities to tenants under the Leases other than Project Commitments and other than liabilities for prepaid rent and security deposits reflected on the Rent Roll, but including, without limitation, unpaid commission payments and unpaid tenant improvement allowances and any other credits or unpaid obligations.

                          6.1.2.7. Rent Roll. A current "Rent Roll" in the form attached hereto as Exhibit H, certified by Sellers and a separate schedule showing any and all delinquencies or defaults under any Lease or lease guaranty of which Sellers have knowledge.

                          6.1.2.8. Appurtenance Agreements. True and complete copies of all over-street span agreements and tunnel agreements to which the Real Property is subject and all amendments thereto, if any.

                          6.1.2.9. Ground Lease. True and complete copy of the Ground Lease and all amendments thereto, if any.

                          6.1.2.10. HCV-II Lease. True and complete copy of the Lease Agreement dated April 24, 1979, by and between HCV-II Venture, as tenant and UIDC of Texas, Inc., predecessor to the Partnership, as Landlord in which the Partnership leases approximately 732 parking spaces to tenant (now Crescent Real Estate Equities Limited Partnership) and all amendments thereto, if any.

                          6.1.2.11. Air Rights Lease. Air Rights Lease dated February 13, 1981 originally between The Houston Center Athletic Club Venture and UIDC of Texas, Inc. pertaining to the


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                                       Downtown Club at Houston Center and all
                                       amendments thereto, if any.

                          6.1.2.12. Tax Statements. True and complete copies of the real estate and personal property tax statements covering the Real Property and the Personal Property for the three
                                       (3) previous tax years and the valuation notice issued with respect to the Real Property for the year of Closing, if it has been issued, together with evidence of payment of all taxes currently due or past due, including information on all payments escrowed for the payment of 2002 and 2003 taxes and Ground Lease payments.

                          6.1.2.13. Insurance Policies. True and complete copies together with a complete list of all existing liability, property, rental replacement and other insurance policies pertaining to the Property and any and all claims made by the Partnership since January 1, 1997. True and complete copies of any and all prior owner's title insurance policies relating to the Real Property or any portion thereof to the extent they are in Sellers' possession.

                          6.1.2.14. Permits. True and complete copies together with a complete list of all Permits.

                          6.1.2.15. Plans and Specifications. True and complete copies of the Original Survey, site plans, and as-built plans and specifications for the Real Property to the extent they are in Sellers' possession.

                          6.1.2.16. Warranties. True and complete copies of all unexpired warranties and guaranties covering the roof, elevators, heating and air conditioning system and any other component of the Improvements and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Real Property and all material claims made by the Partnership under such warranties since January 1, 1997.

                          6.1.2.17. Utility Bills. True and complete copies of all utility bills received for the years 2000, 2001, 2002, and 2003.

                          6.1.2.18. Tests and Inspections. True and complete copies of any and all written soils and other engineering inspections, tests, surveys, studies and reports pertaining to the Real Property or any portion thereof, and all written inspection reports or audits and written information


Purchase and Sale Contract                                               Page 12
                                       regarding the existence of Hazardous
                                       Substances (hereinafter defined) or
                                       underground storage tanks on the Real
                                       Property or use or storage of Hazardous
                                       Substances on the Real Property or air
                                       quality of the Real Property or mold on
                                       the Real Property and all written reports and audits with respect to compliance of the Real Property with the Americans with Disabilities Act (the "ADA") and any written plan in existence for compliance with ADA and similar state or local laws with respect to disabled persons.

                          6.1.2.19. MEP Report. True and complete copy of the MEP Report prepared by I.A. Naiman, a third party engineering firm hired by Vinson & Elkins to evaluate the mechanical systems of the Improvements.

                          6.1.2.20. Inventory. Information concerning the Personal Property described on Exhibit G.

                          6.1.2.21. Repairs and Casualty. A true and complete list of major repairs (excluding tenant improvements) and major casualties occurring during the Partnership's ownership of the Property.

                          6.1.2.22. Disputes. True and complete copies of any and all written notices of potential litigation, written notices from any governmental or quasi-governmental body, copies of any reports issued by the local fire marshal regarding inspection of the Improvements received by the Partnership with respect to the Real Property 2000, 2001, 2002, and 2003.

                          6.1.2.23. Income and Expense Statements. True and complete copies of income and expense statements with respect to the Property, including capital expenditures for 2000, 2001, 2002, and 2003, and monthly receivables reports for the six month
                                       period preceding the Effective Date.

                          6.1.2.24. Operating Budgets. Operating budget for 2002 and 2003 for the Property, and capital expenditures for the Real Property for the current year and those projected for the next five years.

                          6.1.2.25. Files. True and complete copies of all correspondence, working and tenant lease files relating to the operation of the Property, including most recent financial statements and credit information reports on each tenant or any lease guarantor and any sales report information relating to any



Purchase and Sale Contract                                               Page 13
                                       retail tenant (excluding however, files
                                       related to prospective sales of the
                                       Property or the Partnership Interests and further excluding the files and correspondence relating to the internal business affairs of Sellers, or the UIDC Parties, and their affiliates.

                          6.1.2.26. Bank Accounts. A true, correct, and complete list of all bank and other accounts of the Partnership or Sellers with respect to the Property, together with a list of all authorized signatories.

                          6.1.2.27. Documents Not Delivered. A list of documents and information, if any, under Sellers' control or possession which are either within the categories set forth above as Sections 6.1.1 through 6.1.2.26 or as requested by Purchaser which would be material to the Partnership's ownership of the Property or to Seller's ownership of the Partnership Interests and of which Sellers have actual knowledge, but which Sellers knowingly have not delivered because of confidentiality restrictions.

         6.2. Inspection Rights. Purchaser will have the option and right to conduct such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, interviews, and appraisals of the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense.

         6.3. Approvals and Consents. Sellers and Purchaser shall cooperate in seeking to obtain the consents, approvals or waivers of any third parties whose consents, approvals or waivers are necessary to the assignment of the Partnership Interests by Sellers to Purchaser as contemplated in this Contract (the "Required Consents"). The Required Consents are (i) the consent or waiver needed from TIAA, and (ii) confirmation of the consent to the assignment from the UIDC Parties. Purchaser and Sellers each shall be responsible for all costs incurred by it in obtaining Required Consents, but neither party is obligated to incur any such costs, nor to incur any liabilities or to institute litigation in pursuit of the Required Consents.

         6.4. Access. Sellers will provide Purchaser and Purchaser's agents and representatives, reasonable access to the Real Property and to the offices of Sellers, the Partnership and the Property Manager. Purchaser will conduct any such physical inspections, examinations, studies, interviews, and appraisals only on Business Days, with at least twenty-four (24) hours prior notice to Sellers or Property Manager, and will use reasonable efforts to minimize interference with the operations of the Real Property. Purchaser and its agents and representatives shall conduct all on-site activities in a manner that does not unreasonably disturb any tenants or violate any of their rights (or would constitute a default if conducted by the Partnership as landlord) under Leases.



Purchase and Sale Contract                                               Page 14

         6.5. Indemnity and Other Obligations. Purchaser and its agents and representatives shall keep confidential all Property and Partnership Information (including without limitation all tenant lease and tenant financial information), use the Property and Partnership Information solely for the purpose of evaluating Purchaser's acquisition of the Partnership Interests, and promptly upon the termination of this Contract for any reason return to Sellers all original documents constituting Property and Partnership Information and shall destroy or maintain the confidentiality of copies thereof. Purchaser agrees to indemnify and hold Sellers and the Partnership harmless from, and against any and all liens, claims or damages, including without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest and penalties, and reasonable attorneys' fees suffered or incurred by Sellers or the Partnership as a result of the negligence or misconduct, or breach of confidentiality of Purchaser or Purchaser's agents or representatives in the conduct of the review (including without limitation, all activities by Purchaser or its agents or representatives on or about the Property). Purchaser will repair, or cause to be repaired, any damages caused by Purchaser or Purchaser's agents or representatives in the conduct of the review. Notwithstanding anything set forth in this Contract to the contrary, the obligations of Purchaser in this Section 6.5 will survive the termination of this Contract for any reason and the Closing, whichever is applicable.

7. WARRANTIES, REPRESENTATIONS AND COVENANTS

         7.1. Sellers' Representations and Warranties. As of the date of execution of this Contract by Sellers, and as of Closing, except to the extent disclosed in the Closing Certificate, Sellers make the following warranties and representations to
                  Purchaser:

                  7.1.1. Title to Real Property. The Partnership has an indefeasible leasehold interest in the Land covered by the Ground Lease and has indefeasible fee simple title to the balance of the Real Property, subject only to those Title Exceptions listed in the Commitment delivered by the Title Company upon the execution hereof, and such title will exist in the Partnership on the Closing Date.

                  7.1.2. Title to Personal Property. None of the Personal Property is held by the Partnership under a lease or installment sale contract except as disclosed in the Property Information and the Partnership owns title to the personal property reflected on the inventory to be delivered to Purchaser pursuant to Section 6.1.2.20, free and clear of any liens or claims, except for leases and encumbrances referred to or to be referred to in the Property Information.

                  7.1.3. Parties in Possession. There are no tenants or other parties in possession of any part of the Real Property, except tenants under the Leases and parties with Contract Rights in the Real Property, and no one other than the Partnership and tenants under the Leases and parties



Purchase and Sale Contract                                               Page 15
                           with Contract Rights in the Real Property has any right to occupy any part of the Real Property.

                  7.1.4. Litigation. There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting (i) the Property, or any portion thereof, (ii) the Partnership or the Partnership's title, use, operation or ownership of the Property, or (iii) Sellers' ability to perform their obligations under this Contract, nor to the actual knowledge of Sellers has any such action, suit, proceeding or claim been threatened in a writing delivered to the Sellers.

                  7.1.5. Bankruptcy. Sellers and the Partnership are not currently in bankruptcy or similar proceedings. No attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws are existing or contemplated by or pending or to the actual knowledge of Sellers, threatened against Sellers or the Partnership.

                  7.1.6. Condemnation. No condemnation, domain or similar proceedings have been instituted or to the actual knowledge of Sellers, threatened against the Property.

                  7.1.7. Material Change. Sellers have not, nor has the Partnership, received written notice of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Real Property, or any part thereof, which would result in any material change in the condition of the Real Property or any part thereof, or which would materially limit or impede the operation of the Real Property, other than matters referred to in the Property Information, and information generally available to the public and information reflected on
                           Schedule 7.1.7.

                  7.1.8. Effective Contracts. Except for the list of Operating Contracts detailed in Section 3.5.7, there are no Operating Contracts which will materially affect the Property or operations of the Property after Closing. The Partnership has made all payments required to be made by it on the Operating Contracts and, to the best of Sellers' knowledge, all Operating Contracts are in full force and effect, there exists no circumstance or state of facts that constitutes a default by any party under the Operating Contracts or that would with the passage of time or giving of notice, or both, constitute a default thereunder, and no claims have been asserted by any party thereunder.


Purchase and Sale Contract                                               Page 16

                  7.1.9. Compliance with Laws. Sellers have not received, and the Partnership has not received, any written notice from any applicable governmental body that the Real Property and the current operation thereof fail to comply with all laws, regulations, ordinances, rules, orders and other requirements of governmental authorities having jurisdiction over the Real Property.

                  7.1.10. Licenses and Permits. Sellers have not received, and the Partnership has not received, any written notice from any applicable governmental body that the Partnership lacks any permits, easements, or rights-of-way, including without limitation, all building and occupancy permits from all governmental authorities having jurisdiction over the Real Property or from private parties necessary for the normal use, maintenance, occupancy, and operation of the Real Property and to ensure unimpeded access, ingress and egress to and from the Real Property as required to permit normal use of the Improvements.

                  7.1.11. Insurance Compliance. The Partnership currently has in place the public liability, casualty and other insurance coverage with respect to the Property in the amounts reflected in the insurance policies to be included in the Property Information; each of such policies is in full force and effect, and all premiums due and payable thereunder have been paid when due (except for permitted installment payments of premiums, as will be reflected in the Property Information); no notice of cancellation has been received or threatened with respect thereto; and no insurance company currently insuring either the Improvements or the Personal Property nor the Board of Fire Underwriters has delivered to the Partnership oral or written notice (i) that any insurance policy now in effect would not be renewed, or (ii) that the Partnership has failed to comply with insurance requirements, or that the activities or property of any tenant has an adverse impact on insurance coverage or rates for the Property, or (iii) that defects or inadequacies exist in the Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

                  7.1.12. Zoning: Subdivision. Present land use regulations of the City of Houston, Texas permit the use of the Real Property as an office building with the existing retail uses, the Real Property complies with all applicable parking requirements, and there are no governmental or private regulations, orders, agreements or instruments prohibiting the current use and operation of the Real Property. Each of the parcels of Land on which a separate building is located constitutes a single, subdivided lot in accordance with applicable subdivision regulations as well as a separate tax lot.

                  7.1.13. Hazardous Substances. To the actual knowledge of Sellers, except as (i) disclosed in any of the environmental reports comprising a part of


Purchase and Sale Contract                                               Page 17
                           the Property Information or otherwise obtained by Purchaser or as otherwise disclosed by Sellers to Purchaser in writing or (ii) which would not have an adverse effect on the Real Property or the business of the Partnership operated thereon, (a) neither the Property nor the Partnership's operation and management thereof is in violation of any Environmental Law, (b) no underground storage tanks are now located on the Real Property, (c) the Real Property is not now used for industrial purposes or for the storage, treatment or disposal of hazardous waste, hazardous material, chemical waste, toxic waste, or other toxic substance (including without limitation, asbestos and PCB's, herein collectively called "Hazardous Substances") other than those commonly used in facilities similar to the Real Property, and (d) no Hazardous Substance have been disposed of or are now located upon the Real Property in violation of applicable Environmental Law. As used herein, the term "Environmental Law" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986. Prior to Closing, Sellers agree to promptly notify Purchaser of any fact of which Sellers acquire actual knowledge which would cause this representation to become false and of any written notice that Sellers or the Partnership receive regarding the matters set forth in this Section 7.1.13.

                  7.1.14. Agreements Affecting Real Property. There are no contracts or other material obligations outstanding (other than those matters set forth in the Leases, the Partnership Agreement, the TIAA Documents, and as described in Section 19 hereof) for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon by the Partnership. There are no contracts or other material obligations outstanding (other than those matters set forth in the Title Commitment, Title Exceptions, Survey, Operating Contracts, Leases, and the Property Information or imposed by applicable law) creating or imposing any material burdens, obligations or restrictions on the use or operation of the Real Property or the business conducted thereon.

                  7.1.15. Status of Leases. None of the Leases nor any other contract or agreement delivered by Sellers to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser at the time of or as a result of delivery to Purchaser of the Property Information, the Leases and Rent Roll; there are no written or oral agreements of any kind that could constitute a lease or contract relating to the Improvements (including any agreements for free rent, rent reduction, or abatement, expense reimbursement, construction or remodeling allowance, lease takeover or rent reimbursement, or other


Purchase and Sale Contract                                               Page 18
                           agreements of a tenant inducement nature) that will not be disclosed to Purchaser in the Leases, the Title Commitment or on the Rent Roll; a full and complete copy of the Leases and all modifications, supplements, or amendments thereto have been delivered to Purchaser prior to the Effective Date; the Leases are in full force and effect as reflected on the Rent Roll; the Partnership is the owner of the entire lessor's interest in and to the Leases and neither the lessor's interest in the Leases nor the rents payable thereunder have been assigned, pledged or encumbered in any manner except pursuant to the TIAA Documents, no tenant has vacated or given notice to vacate its leased premises except as has been disclosed to Sellers, no tenant under any of the Leases has any right or option to purchase or otherwise acquire ownership of the Land or Improvements or any portion thereof or interest (other than leasehold interests and associated rights pursuant to their respective Leases) therein, including without limitation, any rights of first refusal; except as indicated on the Rent Roll (i) no rentals or other amounts due under the Leases have been paid more than one (1) month in advance, (ii) all security and other deposits of any type required under the Leases have been paid in full and are being held by the Partnership or the holder of the TIAA Documents, (iii) there exists no circumstance or state of facts that constitutes a default by the Partnership under the Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of the Partnership under any of the Leases, or that entitles any tenant under the Leases to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder, (iv) to Sellers' actual knowledge, except as shown on the Rent Roll or the schedule delivered by Sellers to Purchaser, there exists no circumstance or state of facts that constitutes a default by any tenant under the Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of any tenant under any of the Leases, nor has the Partnership sent any outstanding notice of currently uncured default to any tenant, and (v) except as shown on the Rent Roll or the schedule delivered by Sellers to Purchaser and to Sellers actual knowledge, none of the tenants under the Leases has asserted any defenses, set-offs or claims in connection with any of the Leases, there is no pending or to the actual knowledge of Sellers threatened litigation by any tenant against the Partnership with regard to any Lease; there do not exist any unpaid leasing, brokerage or similar commissions due with regard to any of the Leases except as shown on Schedule 7.1.32; there do not exist any unpaid or outstanding tenant improvement or similar obligations with regard to any of the Leases except as shown on the Rent Roll or on a schedule delivered by Sellers to Purchaser, except for Project Commitments; and the Partnership has performed all of the duties, liabilities and obligations imposed upon the Partnership by the terms, provisions and conditions


Purchase and Sale Contract                                               Page 19
                           contained in the Leases and accruing on or prior to the date hereof, except as reflected on the Rent Roll or on a schedule delivered by Sellers to Purchaser.

                  7.1.16. Assessments. There are no unpaid assessments for public improvements against the Real Property and Sellers have no knowledge of any proposed assessments against the Real Property other than customary real estate taxes; the Real Property is not subject to assessments for any street paving or curbing heretofore laid; all sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Real Property are fully installed, currently function properly and service the Real Property adequately for its current use, and there an no unpaid assessments or charges for the installation of such utilities or for making connection thereto that have not been fully paid.

                  7.1.17. Taxes. To the actual knowledge of Sellers, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would have a material adverse affect on the Real Property or result in any additional special assessment, (ii) no proposed ordinance authorizing improvements, the cost of which might be assessed against the Partnership or the Real Property, is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax valuation of the Real Property or any portion thereof.

                  7.1.18. FirstCity Authority. None of the execution and delivery of this Contract by the FirstCity Entities, the consummation by the FirstCity Entities of the transactions contemplated hereby or compliance by the FirstCity Entities with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of the FirstCity Entities; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage indenture, lease, license, contract, agreement or other instrument or obligation to which the FirstCity Entities are parties or by which the FirstCity Entities or the Property may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FirstCity Entities or the Property, except for (A) violations, breaches or defaults that would not in the aggregate have a material adverse effect on the business or financial condition of the FirstCity Entities and on the effectiveness of the transaction contemplated hereby or (B) the Required Consents.

                  7.1.19. FCI Organization and Enforceability. FCI is duly organized, validly existing and in good standing under the laws of the State of Texas and


Purchase and Sale Contract                                               Page 20
                           is qualified to transact business in the State of Texas. This Contract and all instruments, documents and agreements to be executed by FCI in connection herewith are, or when delivered shall be, duly and validly executed and delivered by FCI to Purchaser and are, or when delivered shall be, valid and binding obligations of FCI, enforceable against FCI in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. Each individual executing this Contract on behalf of FCI represents and warrants to Purchaser that he or she is duly authorized to do so.

                  7.1.20. FCI Corporate Capacity. FCI has the capacity and complete authority to enter into and perform this Contract, and except for Required Consents, no consent, approval or other action by any other party or entity will be needed thereafter to authorize FCI's execution and performance of this Contract.

                  7.1.21. FCLT Organization and Enforceability. FCLT is a validly existing limited partnership under the laws of the State of Texas whose sole general partner is FCLT Corp. FCLT and FCLT Corp. are qualified to transact business in the State of Texas. This Contract and all instruments, documents and agreements to be executed by FCLT Corp. on behalf of FCLT in connection herewith are, or when delivered shall be, duly and validly executed and delivered by FCLT to Purchaser and are, or when delivered shall be, valid and binding obligations of FCLT, enforceable against FCLT in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. Each individual executing this Contract on behalf of FCLT Corp. represents and warrants to Purchaser that he or she is duly authorized to do so.

                  7.1.22. Partnership Organization. The Partnership is validly existing under the laws of the State of Texas and is qualified to transact business in the State of Texas. The Partnership was formed as a single purpose, single asset entity and has not undertaken business activities other than ownership and operating of the Property. There are no options, warrants, calls, commitments, or other similar rights granting any person any right to acquire any Partnership interest of Sellers of any type (economic or voting), except as stated in the Partnership Agreement. There are no unpaid assessments or capital call obligations outstanding with respect to the Partnership or any of its partners. Except to the extent specific representations have been qualified in other provisions of this Section 7, there are no undisclosed material


Purchase and Sale Contract                                               Page 21
                           liabilities or obligations (absolute, contingent, or otherwise) of any type relating to the Property or the Partnership.

                  7.1.23. Foreign Person. Neither of the Sellers is a "foreign person," "foreign trust", or "foreign corporation" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as amended.

                  7.1.24. Books and Records: Financial Operation. All books and records relating to operating income and expenses of the Property and the Partnership furnished or made available to Purchaser by Sellers were and shall be those maintained by the Partnership in regard to the Property and the Partnership in the normal course of business; the operating statements covering the Property and the Partnership furnished by Sellers to Purchaser are, in all material respects, accurate and complete and have been prepared in accordance with the books and records of Sellers and in all material respects present fairly the financial position of the operations of the Property and the Partnership for the periods then ended; without limiting the generality of the foregoing, all of the financial statements referred to above fully reflect all material costs of operations of the Property and the Partnership; and since the date of the most recent of such operating statements covering the Property and the Partnership, there has been no material adverse change in the business or financial condition of the Property or the Partnership. The Partnership has duly and timely filed all state and federal partnership tax returns.

                  7.1.25. Accuracy of Documents. All documents and records made available or to be made available pursuant to Section 6 will in all material respects be true, correct and complete copies of the documents and records required to be made available.

                  7.1.26. No Defects. To the actual knowledge of Sellers and except as reflected in the Property Information, there are no material structural, physical, mechanical or other defects or faults affecting or relating to all or any part of the Improvements, including without limitation, the heating, air conditioning, ventilating, plumbing, life safety and electrical systems, all of which are in good operating condition and repair in all material respects and in substantial compliance with all applicable government laws, ordinances, regulations and requirements.

                  7.1.27. Flood Plain. To the actual knowledge of Sellers, no portion of the Land is located inside the one hundred
                           (100) year flood plain for Harris County, Texas; as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Land.


Purchase and Sale Contract                                               Page 22

                  7.1.28. Soils. To the actual knowledge of Sellers, there are no material defects, faults or other problems in connection with the soils, subsoil, grading or compaction of the Land, other than as set forth in any soil reports to be delivered to Purchaser, as were taken into account in construction of the Improvements, or as have occurred since construction of the Improvements.

                  7.1.29. Ground Lease. A full and complete copy of the Ground Lease and all amendments thereto and modifications thereof has been or will be provided to Purchaser at the time of delivery of the Property Information. The Ground Lease is in full force and effect; the Partnership is the owner of the entire lessee's interest in and under the Ground Lease, and its interest therein has not been assigned, pledged or encumbered in any manner except pursuant to the TIAA Documents; no rent or other amounts due under the Ground Lease have been paid more than one quarter in advance; there exists no circumstance or state of facts that constitutes a default by the Partnership or any ground lessor under the Ground Lease, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of the Partnership or any ground lessor under the Ground Lease, and none of the ground lessors has asserted any currently outstanding claims against Sellers in connection with the Ground Lease; there are no pending or written threats of litigation by any ground lessor against the Partnership with regard to the Ground Lease; the Partnership has performed all of the duties, liabilities and obligations imposed upon it by the terms, provisions and conditions contained in the Ground Lease and accruing on or prior to the date hereof.

                  7.1.30. Employees. Except as set forth in Schedule 7.1.30 annexed hereto and made a part hereof, there are not now nor have there ever been any Employment Contracts (as hereinafter defined), and neither Sellers nor the Partnership has, nor ever had, any employees employed at the Property; any and all employees associated with the Property are, and have been at all times since Sellers' acquisition thereof employees of the Property Manager (as hereinafter defined).

                  7.1.31.  No Defaults in CC&Rs. Except as set forth on Schedule
                           7.1.31 hereto, neither the Sellers nor the Partnership has received any notice of default under any of the CC&Rs which are described in the Title Commitment. To Sellers' actual knowledge, Sellers and the Partnership are in compliance in all material respects with the terms and provisions of the CC&Rs and all other covenants, conditions, restrictions, rights-of-way or easements affecting the Property.

                  7.1.32.  Brokerage Commissions; Other Tenant Inducement Costs.
                           Schedule 7.1.32 annexed hereto and made a part hereof sets forth a complete list of all brokerage agreements executed with respect to


Purchase and Sale Contract                                               Page 23
                           leasing activities at the Property, and complete copies of all such agreements have been delivered to Purchaser prior to the date hereof. Except as set forth on Schedule 7.1.32 or Exhibit D, both of which are annexed hereto and made a part hereof and as set forth in Section 7.1.15 hereof, all brokerage or finders' fees or all other tenant inducement costs incurred or assumed (by assignment or otherwise) by the Partnership or Sellers prior to the Closing Date or any management company acting on behalf of the Partnership or Sellers in connection with all Leases (whether executed or unexecuted) which were payable prior to the Closing shall have been paid in full by Sellers or the Partnership prior to Closing.

                  7.1.33. Existing Indebtedness. The "TIAA Documents" described on Exhibit O constitute all of the TIAA Documents relating in any manner to Partnership's existing indebtedness to TIAA which relates to the Property. The outstanding principal balance of the TIAA indebtedness as of April 1, 2003 was approximately Eighty-Four Million Five Hundred Fifteen Six Hundred Seventy-One and 52/100 Dollars ($84,515,671.52).
                           Principal and interest payments are due under the TIAA Documents on the last day of each month. The TIAA Documents correctly and accurately state all of the terms and conditions of the existing indebtedness. Except as disclosed in Exhibit O, the TIAA Documents contain the entire agreement among the Partnership, any guarantors and any lenders; are in full force and effect in accordance with their written terms; and, are valid obligations of the Partnership, any guarantors and Lender. The Partnership is not, and to the Sellers' actual knowledge, no guarantor or Lender is, in default in the performance of or under any of the TIAA Documents in any material respect and there exists no circumstance or state of facts that constitutes a default by the Partnership or any guarantor under the TIAA Documents, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of the Partnership or any guarantor under any of the TIAA Documents, or that entitles TIAA to accelerate the indebtedness evidenced by the TIAA Documents or exculpate the non-recourse provisions of the TIAA Documents. Lender is not entitled to any payments, offsets or remuneration of any kind except as set forth in the TIAA Documents. As of the Effective Date, the Partnership has complied with all requirements of the TIAA Documents and will be in compliance therewith as of the Closing Date.

         7.2. Purchaser's Representations and Warranties. Purchaser represents to Sellers that, as of the date hereof:

                  7.2.1. Organization and Enforceability. PPFCTLP is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is indirectly owned entirely by Parkway Properties, Inc., a Maryland corporation. PPFCTGP is a corporation,


Purchase and Sale Contract                                               Page 24
                           duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly owned subsidiary of Parkway Properties, Inc. PPFCTGP is qualified to transact business in the State of Texas. This Contract and all instruments, documents and agreements to be executed by Purchaser in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Purchaser to Sellers and are, or when delivered shall be, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. Each individual executing this Contract on behalf of Purchaser represents and warrants to Sellers that he or she is duly authorized to do so.

                  7.2.2. Purchaser Capacity. Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Purchaser's execution and performance of this Contract. None of the execution and delivery of this Contract by Purchaser, the consummation by Purchaser of the transaction contemplated hereby or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or its general partner is a party or by which Purchaser or its general partner may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or its general partner, except in the case of clauses
                           (ii) or (iii) above for violations, breaches or defaults that would not in the aggregate have a material adverse effect on the business or financial condition of Purchaser.

                  7.2.3. Financing. Purchaser has currently available, or at Closing will have available, all the funds necessary to pay the Purchase Price and any other amounts contemplated by this Contract, subject to the fulfillment of the conditions of Purchaser's obligations hereunder.

                  7.2.4. Securities Representations. Purchaser is acquiring the Partnership Interests for the purpose of investment and not with a view toward the distribution thereof. Purchaser acknowledges that the Partnership Interests have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser is entering into this Contract and acquiring the Partnership Interests for its own account and


Purchase and Sale Contract                                               Page 25
                           with no intention of distributing or reselling the interests to be assigned in connection therewith or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or the securities laws of any state thereof, without prejudice, however, to Purchaser's right at all times to sell or otherwise dispose of all or any part of the Partnership Interests pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable states securities laws and further subject to the disposition of Purchaser's property being at all times within its control.

                  7.2.5. Pension Funds. No part of the funds to be used in connection herewith will constitute assets allocated to any qualified trust that contains the assets of any employee benefit plan and Purchaser is not a party in interest or disqualified person, all as provided and defined in Employee Retirement Income Security Act of 1974, as amended.

                  7.2.6. Purchaser's Qualifications. Purchaser has received and reviewed all information it desires regarding the Partnership Interests, the Partnership, and the Property. Purchaser has performed all due diligence it deems appropriate. Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act. By reason of its business and financial experience, and the business and financial experience of those persons retained by it to advise it with respect to its acquisition of the Partnership Interests, Purchaser, together with such advisors, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

                  7.2.7. UIDC Acknowledgment Letter. Purchaser covenants to execute the Acknowledgment of UIDC's Partnership Interests attached as Exhibit C.

         7.3.     Limitations on Representations and Warranties.

                  7.3.1. No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7.1 AND 7.4, THE PARTNERSHIP INTERESTS ARE BEING TRANSFERRED "AS IS", "WHERE IS", AND "WITH ALL FAULTS" AND SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLERS ASSUME NO RESPONSIBILITY WITH RESPECT TO THE PARTNERSHIP INTERESTS, THE PARTNERSHIP, OR THE


Purchase and Sale Contract                                               Page 26

                           PROPERTY, OR THE VALUE THEREOF OR ANY INFORMATION WITH RESPECT THERETO. PURCHASER ACKNOWLEDGES HAVING THE OPPORTUNITY TO INVESTIGATE THE PARTNERSHIP INTERESTS, THE PARTNERSHIP, AND THE PROPERTY TO THE EXTENT DEEMED RELEVANT TO PURCHASER, AND PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION AND NOT ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLERS OTHER THAN AS SET FORTH IN SECTIONS 7.1 AND 7.4. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTIONS 7.3.2 AND 7.3.3, SELLERS' OFFICERS, EMPLOYEES AND AGENTS HAVE NO OBLIGATION TO REVIEW FILES OR OTHERWISE TO MAKE INVESTIGATIONS IN ORDER TO GAIN KNOWLEDGE TO MAKE, OR TO CONFIRM THE ACCURACY OF, THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. WITHOUT LIMITING THE GENERALITY OF THIS
                           SECTION 7.3.1, SELLERS MAKE NO WARRANTY OR
                           REPRESENTATION REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OF THE PARTNERSHIP INTERESTS AFTER THE CLOSING.

                  7.3.2. Actual Knowledge. For purposes of this Contract, the phrase "to the actual knowledge of Sellers" means the actual, current knowledge of Robert W. Brown and Jerry D. Thompson after reasonable inquiry of the Property Manager.

                  7.3.3. Inquiry of Property Manager. Prior to the Effective Date of this Contract, Sellers provided a copy of the representations and warranties of Sellers (without the qualification of Sellers' actual knowledge) set forth in Sections 7.1.1 through 7.1.17 and Sections
                           7.1.24 through 7.1.33)) to the Property Manager and asked the Property Manager to circulate it to its employees with knowledge of the Property and asked them to advise Sellers whether they are aware of any facts which would cause such representations to be untrue or misleading. Sellers shall advise Purchaser in writing of the responses received.

                  7.3.4.   Survival and Application. The provisions of this
                           Section 7.3 shall survive the Closing and apply to all warranties and representations in connection with this Contract and the transactions contemplated hereby, including without limitation, those provided for in Sections 7.1, 7.2, and 7.4.

         7.4. Remedies. If any of the foregoing warranties and representations in Section 7.1 are or become untrue or incorrect in any material respect prior to Closing as disclosed in the Closing Certificate or otherwise, Purchaser may either terminate this Contract by written notice delivered to the Sellers, in which event the Earnest


Purchase and Sale Contract                                               Page 27

                  Money will be promptly refunded to Purchaser and if the change in circumstances that causes the representation or warranty to no longer be true was caused by matters or events occurring after the execution of this contract and which are not outside of the control of Sellers, Sellers shall pay to Purchaser its actual out-of-pocket costs and expenses incurred in connection with this transaction not to exceed One Hundred Thousand Dollars ($100,000), and thereafter neither Sellers nor Purchaser will have any further duties or obligations hereunder except as expressly provided to survive termination of this Contract or Purchaser may elect to close and accept the Partnership Interests and the Property as reflected in the Closing Certificate. At Closing, Sellers and Purchaser will certify to each other whether or not-the representations and warranties set forth in Sections 7.1 are then true, accurate and correct in all material respects as of the Closing Date and if not, the respect in which they are no longer true, accurate, and correct in all material respects, and such Closing Certificate will survive the Closing for a period of two (2) years, but not thereafter (and the representations and warranties in Sections 7.1 shall be deemed superseded thereby and merged therein, and shall not survive).

         7.5. Sellers' Covenants. Sellers agree that during the period from the date hereof through the Closing Date, Sellers will perform, or cause to be performed, the following covenants, subject, however, in all events, to the right of Sellers to take or omit such actions as Sellers reasonably deem appropriate to fulfill or comply with its obligations to the Partnership, the UIDC Parties, tenants under Leases, and the holder of the TIAA Documents:

                  7.5.1. Operation. To the extent that they have the power to do so, Sellers shall cause the Partnership to (i) operate the Property in a manner consistent with its current practice, (ii) continue to offer services and amenities in accordance with current practices, (iii) permit no material change in presently existing policies or agreements with tenants occupying the Property without, in each instance, prior written notification to the Purchaser, and (iv) maintain the Improvements and Personal Property in as good a condition and state of repair as that existing on the date of this Contract, casualty losses excepted. No distribution of any monies of the Partnership will be made to the partners of the Partnership. Within five
                           (5) Business Days of the Effective Date, Sellers shall provide Purchaser with a balance sheet and operating statement for the Property as of and for the periods ending December 31, 2001 and December 31, 2002, and monthly statements for each month in 2003. Sellers shall continue to provide Purchaser with Property financial statements for each month from the Effective Date through Closing. Such monthly financial statements shall be delivered to Purchaser within fifteen (15) business days of the close of each respective reporting period.

                  7.5.2. New Contracts. From the effective date and except for those commitments disclosed to Purchaser as Lease Proposals and Project Commitments which Purchaser has accepted, the Partnership will not,


Purchase and Sale Contract                                               Page 28
                           without the prior written consent of Purchaser, not to be unreasonably withheld or delayed, (i) enter into any Operating Contract that will not be fully performable by Sellers on or before the Closing Date or be terminable on thirty (30) days notice, (ii) amend, modify or supplement any existing Operating Contract or Permit in any material respect, (iii) enter into any new lease for the Property except for a lease described on the Lease Proposals, or (iv) amend, modify, supplement or terminate any of the Leases involving tenants occupying more than 5,000 square feet. With respect to Leases, any consent requested by Sellers pursuant to this Section 7.5.2 will be deemed given if Purchaser does not respond by written notice to Sellers within three (3) business days of such request. With respect to any other consent requested by Sellers pursuant to this Section 7.5.2, such request will be deemed rejected if Purchaser does not respond by written notice to Sellers within ten (10) days after Purchaser's receipt of Sellers' written request.

                  7.5.3. Litigation. Sellers will advise Purchaser promptly of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) of which it has knowledge before any governmental agency which concerns or affects the Property or the Partnership in any manner and which is instituted after the Effective Date.

                  7.5.4. Construction. Sellers will not, without the prior written consent of the Purchaser, not to be unreasonably withheld or delayed, permit any modifications or additions to the Improvements, except for those projects identified and listed as Project Commitments and existing obligations to tenants and leasehold improvements of tenants that have already been approved by the Partnership as landlord under the applicable Leases or which are required under Leases which the Partnership is entitled to enter into pursuant hereto.

                  7.5.5. Sale of Personal Property. The Partnership will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment, furniture and appliances, in the ordinary course of business.

                  7.5.6. Insurance. The Partnership will maintain the Partnership's existing insurance coverage with respect to the Property.

                  7.5.7. Further Encumbrances. Except for encumbrances existing on the Effective Date of this Contract, the Partnership will not encumber or permit encumbrance of the Property in any manner, except with the prior written consent of Purchaser except for encumbrances granted or permitted in the ordinary course of the reasonable and prudent


Purchase and Sale Contract                                               Page 29
                           operation of the Property such as leasing, mechanic's and materialmen's liens for tenant finish work authorized hereunder, normal repair and maintenance, and usual and necessary utility easements.

                  7.5.8. Trade Accounts. The Partnership will cause to be paid all trade accounts and costs and expense of operation and maintenance of the Property in a timely manner unless the Partnership is contesting the same in good faith.

                  7.5.9. Performance Under Leases. The Partnership will perform all obligations of landlord or lessor under the Leases, including any condition for a tenant's or lessee's occupancy of the Property.

                  7.5.10. Co-operation. Sellers will assist and co-operate with Purchaser, but at Purchaser's sole cost and risk, prior to Closing with any evaluation, inspection, audit or study of the Property prepared by, for or at the request of Purchaser.

                  7.5.11. Consents. Sellers will promptly file or submit and diligently prosecute any and all applications or notices with federal state and/or local authorities and all other requests with any private persons or entities including without limitation the Required Consents, and any consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate for consummation of this transaction by Sellers.

                  7.5.12. Notification of Subsequent Events. Prior to Closing, Sellers will notify Purchaser of any specific, written notice actually received by the Sellers of any material change in or to the Property and will instruct Property Manager to notify Sellers of the receipt of any such notice, in which instance, Sellers will forward such information from Property Manager to Purchaser.

                  7.5.13. Performance Under Ground Lease. The Partnership will not, without the prior written consent of Purchaser, modify, amend or terminate the Ground Lease and will perform all obligations of lessee under the Ground Lease.

                  7.5.14. Non-Exclusivity. Purchaser understands and agrees that notwithstanding the existence of this Contract, Sellers have the right to continue to initiate and accept proposals by third parties with respect to the purchase of the Partnership Interests; provided that, in connection with any such proposal, Sellers shall disclose that the Partnership Interests are currently under contract and any contract or agreement entered into with such third party shall state that it is subject to the rights of Purchaser under this Contract.


Purchase and Sale Contract                                               Page 30

                  7.6. Additional Covenants. In the event that Sellers fail to perform or are unable to perform any of the covenants set forth in this Section 7.6, Purchaser shall, as its sole remedies and, at its option by written notice to Sellers given not later than the earlier to occur of the Closing or fifteen (15) days after Purchaser learns that such failure or inability has occurred or will occur, (i) waive compliance with such covenant, in which case the parties shall close the purchase and sale notwithstanding that such covenant has been breached, or (ii) terminate this Contract and receive a return of the Earnest Money free of any claims by Sellers or any other party with respect thereto, and, if Sellers have failed to deliver any materials or information required to be delivered by Sellers pursuant hereto which would be material to a decision to close, Purchaser shall also be entitled to reimbursement for Purchaser's actual out-of-pocket costs and expenses incurred in connection with this transaction up to One Hundred Thousand Dollars ($100,000.00), and thereafter neither Sellers nor Purchaser will have any further duties or obligations hereunder except as expressly provided to survive termination of this Contract; but if Purchaser does not timely exercise either such option, then the applicable failure or inability to perform shall be deemed waived.

                           7.6.1. Ability to Operate. Neither the Sellers, nor the Partnership nor the Property shall be in violation at the time of Closing of any law, ordinance, rule, regulation, standard or guideline ("Governmental Requirement") of the United States, State of Texas, County of Harris, City of Houston, or any other political subdivision in which the Real Property is located or any other political subdivision, agency or instrumentality exercising jurisdiction over Purchaser or the Property, which Governmental Requirement would prevent the existence and/or operation of the Real Property as contemplated in the Leases.

                           7.6.2. Accuracy of Representations. Sellers shall not take or allow to be taken any actions which would cause the representations and warranties made by Sellers under Section 7.1 as modified by the Closing Certificate (but only with respect to events occurring after the Effective Date and which are outside the control of Sellers or the Partnership, but subject to Section 7.3), not to be true, correct and complete in all material respects on the Closing Date, except as stated in the Closing Certificate delivered at Closing. If any representations and warranties made by Sellers under Section 7.1 are no longer true, correct and complete in all material respects, Purchaser shall have the right to terminate this Contract in accordance with this Section 7.6.

                           7.6.3. Performance of Covenants. Sellers shall perform and comply with all of Sellers' agreements, covenants or obligations in the manner and within the periods provided herein.

                           7.6.4. Leases Effective. Sellers shall perform all obligations under the Leases which will be in full force and effect, except to the extent of scheduled expirations. If any event shall have occurred with respect to any major


Purchase and Sale Contract                                               Page 31
                                    tenant that may have a material adverse
                                    effect on such tenant or the Property
                                    Purchaser shall have the right to terminate this Contract in accordance with this
                                    Section 7.6.

                           7.6.5. Tenant Estoppel Certificates. Sellers will have obtained and delivered to Purchaser not later than five (5) days prior to the Closing Date "Estoppel Certificates" (herein so called) executed by tenants leasing at least one hundred percent (100%) of net rentable area in the Property, in substantially the form attached hereto as Exhibit K or as otherwise provided in the applicable Lease and dated no earlier than thirty (30) days prior to the Closing Date, including without limitation, estoppel certificates from the appropriate parties relating to the Houston Center Athletic Club Venture Air Rights lease agreement dated February 13, 1981, as assigned and amended, and the HCV-II Venture lease agreement dated April 24, 1979, as assigned and amended, revised as reasonably appropriate. Prior to delivering the Estoppel Certificates to any tenant, Sellers shall provide Purchaser five
                                    (5) business days to review the content of such Estoppel Certificates and to respond to Sellers with noted discrepancies between the Rent Roll, Leases and the Estoppel Certificates. Sellers covenant to use their best efforts to obtain Estoppel Certificates from all such tenants in the Improvements (it being recognized that Sellers is not obligated to incur any costs or liabilities in connection therewith, other than for reasonable clerical costs in preparing appropriate documentation). Sellers shall have the right to provide a Sellers' Estoppel Certificate in lieu of a Tenant Estoppel Certificate for tenants representing up to fifteen percent (15%) in the aggregate, of net rentable area in the Property in the form attached hereto as Exhibit K-1. Any Sellers' Estoppel Certificates must contain information consistent with the Rent Roll and the Leases.

                           7.6.6. UIDC Estoppel Certificate. Sellers shall obtain and deliver to Purchaser not later than ten (10) days prior to the Closing Date the "UIDC Estoppel Certificate" (herein so called) executed by the UIDC Parties in substantially the form attached hereto as Exhibit L and incorporated herein indicating without limitation, that all required obligations of Sellers to the Partnership have been satisfied as of the date of Closing and dated no earlier than thirty
                                    (30) days prior to the Closing Date. Sellers covenant to use their best efforts to obtain the UIDC Estoppel Certificate from all UIDC Parties (it being recognized that Sellers are not obligated to incur any costs or liabilities in connection therewith, other than for reasonable clerical costs in preparing appropriate documentation).

                           7.6.7. TIAA Estoppel Certificate. Sellers shall obtain and deliver to Purchaser not later than ten (10) days prior to the Closing Date the "TIAA Estoppel Certificate" (herein so called) executed by TIAA in substantially the form attached hereto as Exhibit M and incorporated


Purchase and Sale Contract                                               Page 32
                                    herein indicating without limitation, a list of all TIAA Documents, that all required obligations of the Partnership or any guarantor to TIAA have been satisfied as of the date of Closing and that no defaults exist under the TIAA Documents and dated no earlier than thirty (30) days prior to the Closing Date. Sellers covenant to use their best efforts to obtain the TIAA Estoppel Certificate from all TIAA Parties (it being recognized that Sellers are not obligated to incur any costs or liabilities in connection therewith, or initiate litigation, other than for reasonable clerical costs in preparing appropriate documentation).

                           7.6.8. Ground Lease Estoppel. Sellers shall obtain and deliver to Purchaser not later than ten
                                    (10) days prior to the Closing Date the
                                    "Ground Lease Estoppel Certificate" (herein so called) executed by the appropriate parties in substantially the form attached hereto as Exhibit N and incorporated herein indicating without limitation, a copy of the Ground Lease, as amended, that all required obligations of the Partnership have been satisfied as of the date of Closing and that no defaults exist under the Ground Lease and dated no earlier than thirty (30) days prior to the Closing Date. Sellers covenant to use their best efforts to obtain the Ground Lease Estoppel Certificate from all appropriate parties (it being recognized that Sellers are not obligated to incur any costs or liabilities in connection therewith, other than for reasonable clerical costs in preparing appropriate documentation). However, in the event any of the Trustees under the Ground Lease do not execute the Ground Lease Estoppel, Seller may satisfy this covenant by executing the Ground Lease Estoppel Certificate as modified for its signature.

                           7.6.9. Consistency with Rent Roll. The information in the Estoppel Certificates will not materially vary from the information included in the Rent Roll and on a schedule delivered by Sellers to Purchaser and the copies of the Leases delivered to Purchaser for its review as part of the Property Information, except changes approved or deemed approved by Purchaser.

                           7.6.10. Updated Rent Roll. Sellers shall have delivered to Purchaser an updated Rent Roll for the Property certified by Sellers and the information in such updated Rent Roll will not materially vary from the information included in the Rent Roll initially delivered, except for changes approved or deemed approved by Purchaser.

                           7.6.11. No Injunction. If on the Closing Date, there is a third party injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transaction contemplated by this Contract not be consummated, as herein provided, the Purchaser shall have the right to terminate this Contract in accordance with Section 7.6.


Purchase and Sale Contract                                               Page 33

                           7.6.12. Leasing Acknowledgment. Sellers shall deliver to Purchaser a letter from Leasing Agent addressed to Purchaser and acknowledging that its Leasing Agreement represents the entire agreement of the parties thereto and has not been amended or modified, no defaults currently exist under the Leasing Agreement and listing any and all earned but unpaid commissions thereunder and any and all leasing proposals.

                           7.6.13. Property Management Acknowledgement. Sellers shall deliver to Purchaser a letter from Property Manager addressed to Purchaser and acknowledging that the Property Management Agreement represents the entire agreement of the parties thereto and has not been amended or modified, no defaults currently exist under the Property Management Agreement and listing any and all earned but unpaid fees or expenses thereunder.

                           7.6.14. Updated Good Standing. Sellers shall deliver to Purchaser a currently dated (within five
                                    (5) business days of Closing) certificate of existence, and authority documents for Sellers and the Partnership for the State of Texas in a form reasonably acceptable to Purchaser.

                           7.6.15. No Material Adverse Change. Sellers shall not cause or permit any material adverse change in the financial position, assets or earnings of the Property or the Partnership.

                           7.6.16.  Building Renovation, Plans and
                                    Specifications. Sellers shall deliver to
                                    Purchaser an agreement executed by the
                                    Partnership and Vinson & Elkins, LLP
                                    extending the date not less than nine (9) months by which the Building Renovation, Plans and Specifications, as described in
                                    Section 2.01 of the Vinson & Elkins Lease, are to be finalized and agreed upon in good faith pursuant to the terms of the Lease, in an amount not to exceed $8,000,000 as required in the Lease, or Sellers shall deliver to Purchaser plans for the Building Renovations called for under Section 2.01 which have been prepared in good faith calling for an expenditure not to exceed $8,000,000 and in a form to be submitted to Vinson & Elkins for its approval pursuant to the Lease.

                           7.6.17. Revised Title Commitment. Sellers have caused the title company to deliver to Purchaser a Title Commitment revised April 25, 2003, which has been revised to address the concerns of Purchaser in a manner reasonably satisfactory to Purchaser.

                           7.6.18. Repairs. Sellers shall cause those concerns listed on Exhibit P to be addressed to Purchaser's reasonable satisfaction.

                           7.6.19. Certificate of Occupancy. Sellers shall use their best efforts to obtain copies of Certificates of Occupancy ("CO's") for all tenants in the building to the extent that they have been issued and are reasonably


Purchase and Sale Contract                                               Page 34
                                    available. However, Purchaser understands that Sellers may not be able to obtain CO's with respect to all tenants.

                           7.6.20. 754 Election. If the UIDC Parties consent, Sellers shall cause the Partnership to make a Section 754 election under the Internal Revenue Code of 1986, as amended, applicable to all partners as part of the short period tax return of the Partnership for the period expiring on the Closing Date. Prior to filing such short period tax return, Sellers shall allow Purchaser to review said return to verify the calculations and the 754 election. This 754 election shall be effective immediately prior to Purchaser acquiring the Partnership interests.

8. INDEMNITY

         8.1. Purchaser's Indemnity. Purchaser hereby agrees to indemnify Sellers against, and to hold Sellers harmless from, all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) asserted against or incurred by Sellers in connection with or arising out of a breach of any representation, warranty or covenant of Purchaser contained in this Contract to the extent that such breach has not been waived or deemed to have been waived pursuant hereto. Purchaser's obligations under this Section
                  8.1 shall survive the Closing for a period of two (2) years. Notwithstanding anything to the contrary contained herein, (i) Purchaser's indemnity obligations hereunder will not extend to claims arising out of the gross negligence or willful misconduct of Sellers, and (ii) in no event shall such indemnification cover any indirect, incidental or consequential damages of Sellers, including without limitation, lost profits.

         8.2. Seller's Indemnity. FCI hereby agrees to indemnify Purchaser against, and to hold Purchaser harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation, attorneys' fees and disbursements) asserted against or incurred by Purchaser in connection with or arising out of a breach of any representation, warranty or covenant of Sellers contained in this Contract to the extent that such breach has not been waived or deemed to have been waived pursuant to the terms hereof. In addition, FCI agrees to indemnify the Purchaser against 66.67% of any out-of-pocket costs or expenses to the extent paid by the Partnership as a result of the fact that any of the tenants currently occupying the Property as of the date hereof, which have not obtained certificates of occupancy, are required to do so by the City of Houston or some department thereof to the extent that such costs (i) are not expressly payable by the tenant under its lease but are the responsibility of the Partnership as landlord, (ii) the condition giving rise to the requirements by the City of Houston or a department thereof have been contested in good faith to the extent that it involves a questionable interpretation of rules, codes or ordinances or to the extent that the condition complained of is subject to argument that it should be "grandfathered" and earlier standards should be applied to the issue and, (iii) that Purchaser or the Partnership have taken reasonable steps to limit or


Purchase and Sale Contract                                               Page 35
                  mitigate the costs of the Partnership with respect thereto. If any issue is raised which Purchaser believes could lead to the invoking of this indemnity, they will promptly notify Sellers of the circumstances. The failure of Purchaser to provide such notice will not give rise to a claim or defense by Sellers unless Sellers are prejudiced by such failure. Sellers' obligations under this Section 8.2 shall survive the Closing for a period of one (1) year. Notwithstanding anything to the contrary contained herein, (i) FCI's indemnity obligations hereunder will not extend to claims arising out of the gross negligence or willful misconduct of Purchaser, and (ii) in no event shall such indemnification cover any indirect, incidental or consequential damages of Purchaser, including without limitation, lost profits.

9.       CLOSING

         9.1. Closing Date. The consummation of this transaction (the "Closing") will take place at the offices of the Title Company or at such other location upon which Sellers and Purchaser mutually agree at 10:00 a.m. on the date that is fifteen (15) days after the day that Sellers notify Purchaser that the UIDC Parties have not exercised their right of first refusal as set forth in Section 19 hereof (the "Closing Date"), unless Sellers and Purchaser mutually agree to an earlier or later date.

         9.2. Sellers' Obligations at the Closing. At the Closing, Sellers will do, or cause to be done, the following:

                  9.2.1. Documents. Sellers will execute, acknowledge (if necessary), and deliver the following documents:

                    9.2.1.1. Assignments of Partnership Interest in the form and substance of Exhibits A-1 and A-2;

                    9.2.1.2. Assignment of the Consulting Agreement;

                    9.2.1.3. A Closing Certificate stating any respect in which any of the representations and warranties must be qualified as a result of events occurring after the Effective Date and which are outside the control of Sellers or the Partnership.;

                    9.2.1.4. Certificate of Non-Foreign Status in a form agreed upon by Sellers and Purchaser.

                    9.2.1.5. A Closing Statement.

                    9.2.1.6. And such other documents as are reasonably
                             requested by Purchaser to effectuate the transaction contemplated by this Contract.

                    9.2.2. Title Policy. Sellers will cause the Title Company to issue to the Partnership a standard Texas form Owner's Policy of Title Insurance


Purchase and Sale Contract                                               Page 36

                           (the "Title Policy"), in the amount of One Hundred Twenty-Seven Million Six Hundred Eighty-Eight Thousand Two Hundred Seventy-Seven Dollars ($127,688,277) on behalf of the Title Underwriters and insuring that the Partnership has good and indefeasible fee simple title to the portion of the Real Property not covered by the Ground Lease and a leasehold estate in that portion of the Real Property covered by the Ground Lease, subject only to the Permitted Exceptions, and the standard printed exceptions modified as follows:

                    9.2.2.1. The exception for restrictive covenants will be
                             modified to read either "None" or None except for restrictions as to which Purchaser has neither objected nor waived any Objections,

                    9.2.2.2. At the Purchaser's option, the area and boundary
                             lines, encroachments and overlapping of
                             improvements exception will be modified so as to refer only to "shortages in area," (but Purchaser shall pay the additional premium for such modification and the cost of updating the survey to the extent necessary to obtain this endorsement),

                    9.2.2.3. The exception as to the lien for taxes will be
                             limited to the year in which the Closing occurs, and

                    9.2.2.4. Any exception for "parties-in possession" will be limited to the rights of lessees, tenants or other parties under the Leases or the Contract Rights specifically listed on an attached exhibit.

In addition the arbitration provision of the Title Policy will be deleted and the Title Policy shall contain such other endorsements as are available and may be reasonably requested by Purchaser.

                  9.2.3. Additional Documents. Sellers will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate this Contract, including, without limitation, affidavits and similar forms.

                  9.2.4. Costs. Sellers will pay all costs allocated to Sellers pursuant to Section 9.4 of this Contract.

         9.3. Purchaser's Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

                  9.3.1. Payment of Consideration. Purchaser will pay to Sellers the Purchase Price, as adjusted in accordance with the provisions of this Contract.

                  9.3.2. Additional Documents. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary


Purchase and Sale Contract                                               Page 37
                           to consummate this Contract, including without limitation the certification of representations and warranties as contemplated in Section 7.4.

                  9.3.3. Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.4 of this Contract.

                  9.3.4. Assumption. Purchaser shall execute, acknowledge and deliver to Sellers an agreement in a form agreed by Sellers and Purchaser within ten (10) business days from the Effective Date of this Contract, pursuant to which Purchaser assumes all obligations of Sellers under the Partnership Agreement, including without limitation, any obligations of Sellers as partners in the Partnership under the Leases or the Operating Contracts and indemnifies Sellers and Sellers' affiliates from and against all future claims under the Partnership Agreement, the Leases and Contract Rights relating the events occurring on or after Closing.

         9.4.     Costs and Adjustments at Closing.

                  9.4.1. Adjustment of Certain Financial Items. Sellers are obligated to fund, when due, all obligations of Sellers with respect to the Partnership, of every kind and nature as set forth in the Partnership Agreement. The Purchase Price shall be adjusted at Closing to account for the following calculation of Partnership cash and accrued assets and liabilities, both recorded and unrecorded, based on the best data available at such time and within forty-five (45) days after Closing, all figures estimated at Closing will be reviewed by Sellers and Purchaser and a post closing adjustment will occur in which estimated figures are compared to actual figures and the result of such comparison may result in a cash adjustment to either Sellers or Purchaser (other than amounts which are not yet determined such as ad valorem taxes and reconciliation of tenant escalations which shall be adjusted as soon as such final information becomes available, no later than the first anniversary of the Closing Date):

                    9.4.1.1. Net Asset Adjustment Amount. Purchaser shall pay to
                             Sellers 66.67% of the Net Asset Adjustment Amount if it is a positive number, or Sellers shall pay to Purchaser 66.67% of the Net Asset Adjustment Amount if it is a negative number. The Net Asset Adjustment Amount shall be the difference between Scheduled Assets and Scheduled Liabilities calculated on an accrual basis at the end of the business day prior to Closing.

                    9.4.1.2. Scheduled Assets. Scheduled Assets shall mean the aggregate amount of cash account balances, all current


Purchase and Sale Contract                                               Page 38
                             tenant receivables reasonably determined by
                             Purchaser to be collectible, unbilled expense escalations, prepaid operating expenses including prepaid insurance, prepaid interest expense, ad valorem tax and ground lease escrow accounts held for the benefit of the Partnership and Property, accrued property tax reimbursement, accrued percentage rent for the Garage and accrued interest and other revenue income, less Ten Million Dollars ($10,000,000.00), being the Tower Lobby and Plaza Obligation and the MEP Obligation.

                    9.4.1.3. Scheduled Liabilities. Scheduled Liabilities shall mean all operating expenses accrued but not paid, accrued interest expense, accrued Ground Lease expense, accrued ad valorem tax expense, accrued insurance expense, prepaid rent, all other accrued Partnership liabilities to tenants including security deposits, and any and all accrued current Partnership liabilities incurred but not paid, but unaccrued obligations for the Project Commitments (except as otherwise noted on Exhibit D) shall not be included nor shall the Ten Million Dollar ($10,000,000.00) Tower Lobby and Plaza Obligation and the MEP Obligation be included.

                    9.4.1.4. Tower Lobby and Plaza Obligation. Tower Lobby and
                             Plaza Obligation and the MEP Obligation shall be Ten Million Dollars ($10,000,000.00) to be met by the Partnership through the amount in escrow pursuant to the Escrow Agreements and cash on hand.

                    9.4.1.5. Sellers shall prepare and deliver to Purchaser a
                             preliminary schedule detailing all of the Scheduled Assets and Scheduled Liabilities five (5) business days prior to Closing. At Closing, Sellers shall prepare and certify a "Final Accounting" of schedules listing all Scheduled Assets and Scheduled Liabilities and the resulting Net Asset Adjustment as of the end of the last business day prior to Closing.

                  9.4.2. Expenses. Purchaser will pay the title examination fees and the Title Policy premium (including the cost of any special deletions from standard printed exceptions on the Title Policy, any endorsements requested by Purchaser, the cost of the UCC Searches, the cost of the Updated Survey, any transfer taxes applicable to the assignment by Sellers of the Partnership Interests, and the escrow fees and closing costs charged by the Title Company. Sellers shall pay all liabilities, fees and expenses incurred in connection with this transaction which


Purchase and Sale Contract                                               Page 39
                           are due and payable to TIAA or any other party under or pursuant to the TIAA Documents. Sellers and Purchaser will be responsible for the fees and expenses of their respective attorneys.

10. REMEDIES

         10.1. Default by Sellers. In the event that Sellers wrongfully fail to consummate this Contract or if Sellers wrongfully fail to perform any of Sellers' other obligations hereunder either prior to or at the Closing, except for Sellers breach of representations and warranties covered in Section 7.4 hereof or its breach of covenants covered in Section 7.6 hereof. Purchaser may, as its sole and exclusive remedies, either (i) terminate this Contract by giving written notice thereof to Sellers prior to or at the Closing, in which event Purchaser will be entitled to a return of the Earnest Money and interest thereon free and clear of any claims by the Sellers or any other party and payment of Purchaser's out-of-pocket costs and expenses incurred in connection with this transaction, neither Sellers nor Purchaser will have any further duties or obligations to the other hereunder except as expressly provided to survive termination, or (ii) enforce specific performance of Sellers' duties and obligations under this Contract.

         10.2. Default by Purchaser. In the event that Purchaser wrongfully fails or refuses to consummate the purchase of the Partnership Interests pursuant to this Contract or if Purchaser wrongfully fails to perform any of Purchaser's other obligations hereunder either prior to or at the Closing, then Sellers, as Sellers' sole and exclusive remedy, will have the right to terminate this Contract by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party hereto will have any further rights or obligations hereunder except that Purchaser will authorize the Title Company to pay to Sellers as liquidated damages an amount equal to the sum of the Earnest Money and interest thereon, and the Title Company will deliver the Earnest Money to Sellers free of any claims by Purchaser or any other person with respect thereto and thereafter neither Sellers nor Purchaser will have any further duties and obligations to the other hereunder except as expressly provided to survive termination. It is agreed that the amount to which the Sellers are entitled under this
                  Section 10.2 is a reasonable forecast of just compensation for the harm that would be caused by Purchaser's breach and that the harm which would be caused by such breach is one that is incapable or very difficult of accurate estimation.

         10.3. Legal Fees. In the event either party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys' fees reasonably incurred in connection with such action.

11. RISK OF LOSS, DESTRUCTION, AND CONDEMNATION

         11.1. Casualty. If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Sellers will promptly give


Purchase and Sale Contract                                               Page 40

                  Purchaser written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Purchaser, has a material adverse impact on the value of the Partnership Interests, Purchaser will have the option, exercisable by written notice delivered to Sellers within thirty (30) days after Sellers' notice of damage to Purchaser, to terminate this Contract. If Purchaser elects to terminate this Contract, the Earnest Money and interest thereon shall be returned to Purchaser, and thereafter neither party hereto will have any further duties or obligations hereunder except as expressly provided to survive.

         11.2. Condemnation. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to the Property or any portion thereof which would have a material impact on the value of the Property, Purchaser may, at Purchaser's election, terminate this Contract by written notice to Sellers within thirty (30) days after Purchaser has been notified of the commencement of condemnation proceedings. In the event of such termination, the Earnest Money will be promptly refunded to Purchaser and, after the return of the Earnest Money to Purchaser, neither party will have any further duties or obligations hereunder except as expressly provided to survive.

         11.3. Effect. In the event Purchaser elects to proceed with Closing after a casualty or condemnation, Purchaser shall be entitled to any and all of Sellers' interests in all insurance proceeds or condemnation awards payable to the Partnership as a result of such damage or taking and Purchaser shall receive a credit at Closing for Sellers' pro rata portion of any applicable deductible under any insurance policies of the Partnership. Sellers shall have no right to collect any portion of any insurance proceeds or awards.

12. REAL ESTATE COMMISSIONS AND FEES

Sellers represent and warrant to Purchaser that Sellers have contracted solely with CB Richard Ellis ("Broker") in Houston, Texas as its agent in connection with this Contract and has entered into a definitive agreement with Broker that will be satisfied from the proceeds at Closing. Sellers have not entered into any agreement with any other real estate broker, agent, finder, or any similar party in connection with this transaction and Sellers have not taken any action which would result in any real estate broker's or finder's fee or commissions being due and payable to any party other than Broker with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Sellers that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any similar party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker's or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Section 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 12 will survive the Closing.


Purchase and Sale Contract                                               Page 41

13. NOTICES

         13.1. Written Notice. All notices, demands and requests which maybe given or which are required to given by either party to the other party under this Contract must be in writing.

         13.2. Method of Transmittal. All notices, demands and requests required to be in writing must be sent by personal delivery, or by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

         13.3. Addresses. The addresses for proper notice under this Contract are as follows:

                  PURCHASER:          c/o Parkway Properties LP
                                      188 East Capitol Street
                                      Suite 1000, One Jackson Place
                                      Jackson, Mississippi  39201
                                      Attention:  David R. Fowler
                                      Facsimile:  (601) 949-4077

                  WITH A COPY TO:
                                      Forman Perry Watkins Krutz & Tardy, PLLC
                                      188 East Capitol Street
                                      Suite 1200, One Jackson Place
                                      Jackson, Mississippi  39201-2131
                                      Attention:  Steven M. Hendrix
                                      Facsimile:  (601) 960-8609

                  SELLERS:            Financial Center, Inc.
                                      FCLT Tower, L.P.
                                      1001 Fannin Street, Suite 1070
                                      Houston, Texas 77002
                                      Attn: Mr. Robert W. Brown
                                      and
                                      Mr. Jerry Thompson
                                      Facsimile: (713) 651-1710

                  WITH A COPY TO:     Don R. Hanmer
                                      Carrington, Coleman, Sloman & Blumenthal
                                      200 Crescent Court, Suite 1500
                                      Dallas, Texas 75201
                                      Facsimile: 214-758-3765


Purchase and Sale Contract                                               Page 42

Either party may from time to time by written notice designate a different address to the other party.

14. ASSIGNMENT

Neither party will have the right to assign this Contract, except that Purchaser will have the right to assign this Contract or any of its rights hereunder to
(i) an entity or entities wholly owned and controlled by Purchaser. No such assignment shall release Purchaser from any liability hereunder unless Sellers accept such assignee as a credit worthy substitute.

15. INTERPRETATIVE

         15.1. Entire Agreement. This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties. The Confidentiality Agreement dated April 9, 2002 and executed by Parkway Properties, Inc., shall be binding on Sellers and Purchaser, shall apply without limitation to the Property Information, and shall continue in full force and effect. Except for the Confidentiality Agreement, this Contract supersedes and replaces all prior written or oral agreements between the parties, or their affiliates, regarding the subject matter hereof.

         15.2. Gender and Number. Words of any gender used in this Contract will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

         15.3. Captions. The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and will not be deemed to expand or limit the meaning of the language of this Contract.

         15.4. Successors and Assigns. This Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns; provided that, this provision is subject to the limitations on assignability set forth in Section 14 hereof.

         15.5. Multiple Counterparts. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

         15.6. Controlling Law. This Contract will be construed under, governed by and enforced in accordance with the laws of the State of Texas.

         15.7. Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

         15.8. No Rule of Construction. Sellers and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this


Purchase and Sale Contract                                               Page 43

                  Contract will be deemed to be drafted by both Sellers and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

         15.9. Severability. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein.

         15.10. Construction of Certain Words. "Any" will be construed as "any and all." "Including" will be construed as "including but not limited to."

         15.11. Time of Essence. Time is important to both Sellers and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

         15.12. Business Days. "Business Day" means any day on which business is generally transacted by banks in Harris County, Texas. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

         15.13. Joint and Several. All obligations and liabilities of Sellers hereunder or pursuant hereto shall be joint and several, except for the conveyance obligations.

16. CONFIDENTIALITY

Purchaser and Sellers agree not to record this Contract and to hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Sellers or Purchaser in connection with the transaction who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation and will not survive the Closing.

17. IRS REPORTING REQUIREMENTS

For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS Reporting Requirements"), Sellers and Purchaser hereby designate and appoint the Title Company to act as the Reporting Person (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title


Purchase and Sale Contract                                               Page 44

Company as the Reporting Person, Sellers and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Sellers and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

18. EFFECTIVE DATE

This Contract will be deemed executed as of the date of the last signature but effective as of the date of delivery in fully executed form to the Title Company, as evidenced by the Title Company's written receipt thereof (the "Effective Date").

19. RIGHT OF FIRST REFUSAL

Purchaser understands that the UIDC Parties have a right of first refusal with respect to the acquisition of the Partnership Interests under the terms of the Partnership Agreement and that certain Settlement Agreement and Mutual Release entered into by and among Sellers and the UIDC Parties and this Contract is subject to that right. Sellers shall tender this Contract to the UIDC Interests. The UIDC Interests shall have thirty (30) days after such tender to provide written notice of their election to exercise their right of first refusal. If UIDC provides Sellers with written notice of their exercise of their right of first refusal, Sellers shall immediately notify Purchaser of that exercise and Purchaser or Sellers may, at that point, elect to terminate the Contract, in which case the Earnest Money will be returned to Purchaser, and Purchaser shall be reimbursed by the Partnership for actual costs and expenses incurred by such Purchaser not to exceed One Hundred Thousand Dollars ($100,000) and Sellers shall pay to Purchaser a break up fee of Two Hundred Fifty Thousand Dollars ($250,000). If neither Purchaser nor Sellers elect to terminate this Contract, then the Contract will remain in full force and effect subject to the rights of the UIDC Interests under their right of first refusal. If neither Purchaser nor Sellers has exercised its right to terminate this Contract and the UIDC Interests fail to close their acquisition of the Partnership Interests within ninety (90) days of their exercise of the right of first refusal, Sellers and Purchaser shall close this transaction in accordance with the terms hereof within twenty (20) days of that failure. If neither Purchaser nor Sellers elects to terminate upon notice of UIDC's exercise of its right of first refusal but subsequently UIDC acquires the Partnership Interests pursuant to the exercise of its right of first refusal, at that time Purchaser shall be entitled to reimbursement of its Earnest Money plus reimbursement from the Partnership of actual costs and expenses reasonably incurred by it but not to exceed One Hundred Thousand Dollars ($100,000), and a break-up fee from Sellers of Two Hundred Fifty Thousand Dollars ($250,000).

20. NO ASSUMPTION OF LIABILITIES.

Notwithstanding any provision contained in this Contract to the contrary, this Contract is intended as and shall be deemed to be an agreement for the sale of partnership interests and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Contract, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Contract, Purchaser shall not assume and shall not discharge or be liable for any


Purchase and Sale Contract                                               Page 45
debts, liabilities or obligations of Sellers including, but not limited to, any
(a) liabilities or obligations of Sellers to its creditors, shareholders or owners, (b) liabilities or obligations of Sellers with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of Sellers for any federal, state, county or local taxes of any type, or (d) any contingent liabilities or obligations of Sellers, whether known or unknown by Sellers or Purchaser. Except as otherwise provided in this Contract, Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Property or any business conducted on the Property prior to the Closing, including, but not limited to, any matters relating to costs, repairs, collections, audits, hearings, or legal action arising therefrom. The terms of this Section shall survive the Closing.

21. SELLERS' INDEMNITY.

Supplementing any other indemnity set forth in, or contemplated by, this Contract, as additional consideration for Purchaser's purchasing the Property and paying the Purchase Price to Sellers, Sellers hereby covenant and agree to indemnify, defend and hold Purchaser (together with its partners, officers, directors, agents, contractors, employees and representatives and any partner of the foregoing) harmless from and against all claims, demands, causes of actions, judgments, damages, costs and expenses (including, without limitation, attorneys' fees and court costs), deficiencies, settlements and investigations which relate to matters, actions or omissions (i) arising or occurring on or before the Closing, which arise out of or are based upon any accident, injury, death, event or damage whatsoever caused to any person or entity or loss of property occurring in or about the Property or any part thereof, or on any other property connected with or adjacent thereto, (ii) any and all federal, state and local transfer, use, sales or income taxes due and/or payable in connection with the transactions contemplated by this Contract, and/or (iii) any failure of Sellers to refund any overage rent or additional rent required to be refunded to any tenant with respect to any period (or any portion thereof) preceding the Closing Date. Any liability of Sellers under this Section shall arise only after recovery of any insurance proceeds available (it being understood and agreed that Sellers shall pay any and all costs and expenses (including, without limitation, attorneys' fees and expenses) to obtain any such proceeds and all deductibles under all insurance policies). To the extent required by any insurance policy, Purchaser shall waive any rights of subrogation to Sellers with respect to any claims it may have under this Section. The terms of this Section shall survive the Closing.

22. WAIVER OF JURY TRIAL.

The parties hereto waive a trial by jury of any and all issues arising in any action or proceeding between them or their successors under or connected with this Contract or any of its provisions and any negotiations in connection herewith.

23. ARBITRATION

Any controversy or claim between Sellers and Purchaser arising out of or relating to this Contract shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof (J.A.M.S.),


Purchase and Sale Contract                                               Page 46
and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this instrument, agreement or document may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Contract applies in any court having jurisdiction over such action.

The arbitration shall be conducted in Houston, Texas and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

24. LIABILITY OF FCI.

Purchaser agrees that the representations, and warranties of Sellers herein shall survive the Closing for one (1) year after the Closing and FCI and Purchaser agree that FCI shall be solely liable for damages resulting from a breach of any representation, warranty or covenant for one year from the Closing and FCI shall maintain at least Two Million Dollars ($2,000,000.00) in assets for such one year period.

                  [Remainder of Page Intentionally Left Blank]


Purchase and Sale Contract                                               Page 47

Executed this _____ day of ___________________, 2003, by:


                                    SELLERS:

                                    FINANCIAL CENTER, INC.,
                                    a Texas corporation


                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


                                    FCLT TOWER L.P., a Texas Limited partnership

                                    By    FCLT TOWER ASSET CORP., a Texas
                                          corporation and its sole general
                                          partner


                                          By:
                                                --------------------------------
                                          Title:
                                                --------------------------------

                                    PURCHASER:

                                    PARKWAY PROPERTIES FCT LIMITED PARTNER, LP, a Delaware limited partnership

                                    By:   PARKWAY PROPERTIES FCT GENERAL
                                          PARTNER, INC., its general partner


                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    PARKWAY PROPERTIES FCT GENERAL PARTNER,
                                    INC.,

                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


Purchase and Sale Contract                                               Page 48

                LISTING OF EXHIBITS TO PURCHASE AND SALE CONTRACT

Exhibits A-1
and A-2           - Copies of Partnership Assignments

Exhibit B         - Lease Proposals

Exhibit C         - UIDC Required Letter

Exhibit D         - Project Commitments described in 2.17

Exhibit E         - Real Estate Description

Exhibit F         - None

Exhibit G         - Listing of Furniture and Personal Property as described in 3.3.5

Exhibit H         - Current Rent Roll

Exhibit I         - Contract Rights (which would include those described in 3.5 and others)

Exhibit J         - None

Exhibit K         - Tenant Estoppel Form

Exhibit K-1       -Sellers Estoppel Form

Exhibit L         -UIDC Estoppel

Exhibit M         -TIAA Estoppel

Exhibit N         -Ground Lease Estoppel

Exhibit O         -TIAA Documents

Exhibit P         Repairs

LIST TO BE UPDATED




Purchase and Sale Contract                                               Page 49

                                                                     EXHIBIT A-1


                   ASSIGNMENT OF GENERAL PARTNERSHIP INTERESTS

         This ASSIGNMENT OF GENERAL PARTNERSHIP INTERESTS is executed and delivered as of June __, 2003, by FINANCIAL CENTER, INC., a Texas corporation ("Assignor"), in favor of UIDC MANAGEMENT, INC. ("Assignee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Purchase and Sale Contract, among Assignor and FCLT Tower, L.P., a Texas limited partnership, as sellers, and Parkway Properties FCT General Partner, Inc. and Parkway Properties FCT Limited Partner LP, a Delaware limited partnership, as purchasers (as may be amended, modified and/or supplemented from time to time, the "Agreement"), Assignor, among other things, agreed to grant, convey, sell, assign and transfer to Parkway Properties FCT General Partner, Inc. all of Assignor's general partnership interests in FC Tower Property Partners, L.P., a Texas limited partnership (the "Partnership"), including, without limitation, Assignor's right to profits, losses and distributions, and the right to participate in the management of the business and affairs of the Partnership (the "General Partnership Interests").

         WHEREAS, Assignee has exercised a right of first refusal and therefore is now entitled to acquire the General Partnership Interests pursuant to the terms of the Agreement such that following the consummation of this assignment of such General Partnership Interests from Assignor to Assignee, Assignee shall own a sixty-seven one hundredths percent (.67%) general partnership interest in the Partnership.

         NOW, THEREFORE, for and in consideration of certain good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby grant, convey, sell, assign and transfer unto Assignee, its legal representatives, successors, successors in title and assigns, the General Partnership Interests.

         To have and to hold the aforesaid General Partnership Interests unto Assignee, and the legal representatives, successors, successors in title and assigns of Assignee, forever.


                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Assignor has signed and delivered this instrument as of the date first above written.


                                          ASSIGNOR:

                                          FINANCIAL CENTER, INC., a Texas
                                          corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                                                     EXHIBIT A-2


                   ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS

         This ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS is executed and delivered as of June __, 2003, by FCLT TOWER, L.P., a Texas limited partnership ("Assignor"), in favor of UIDC OF TEXAS, CO. ("Assignee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Purchase and Sale Contract, among Assignor and Financial Center, Inc., a Texas corporation, as sellers, and Parkway Properties FCT General Partner, Inc. and Parkway Properties FCT Limited Partner LP, a Delaware limited partnership, as purchasers (as may be amended, modified and/or supplemented from time to time, the "Agreement"), Assignor, among other things, agreed to grant, convey, sell, assign and transfer to Parkway Properties FCT Limited Partner, LP all of Assignor's limited partnership interests in FC Tower Property Partners, L.P., a Texas limited partnership (the "Partnership"), including, without limitation, Assignor's right to profits, losses and distributions, and the right to participate in the management of the business and affairs of the Partnership (the "Limited Partnership Interests").

         WHEREAS, Assignee has exercised a right of first refusal and therefore is now entitled to acquire the Limited Partnership Interests pursuant to the terms of the Agreement such that following the consummation of this assignment of such Limited Partnership Interests from Assignor to Assignee, Assignee shall own a sixty-six percent (66%) limited partnership interest in the Partnership.

         NOW, THEREFORE, for and in consideration of certain good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby grant, convey, sell, assign and transfer unto Assignee, its legal representatives, successors, successors in title and assigns, the Limited Partnership Interests.

         To have and to hold the aforesaid Limited Partnership Interests unto Assignee, and the legal representatives, successors, successors in title and assigns of Assignee, forever.


                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Assignor has signed and delivered this instrument as of the date first above written.

                                         ASSIGNOR:

                                         FCLT TOWER, L.P., a Texas
                                         limited partnership

                                         By:  FCLT Tower Asset Corp., a Texas
                                              corporation, its general partner

                                              By:
                                                 -------------------------------
                                                   Robert W. Brown, President